Exhibit 2.3

VOTING AGREEMENT

This VOTING AGREEMENT (this “Voting Agreement”) is made and entered into as of December 30, 2014 by and among First NBC Bank Holding Company, a Louisiana corporation (“FNBC”) and [                   ] (“Shareholder”), a shareholder of State Investors Bancorp, Inc. (“SIBC”)

RECITALS

WHEREAS, SIBC and FNBC have entered into that certain Agreement and Plan of Reorganization, dated as of December 30, 2014 (as such agreement may be amended or supplemented from time to time, the “Merger Agreement”), which provides, among other things, for the merger of a wholly-owned subsidiary of FNBC with and into SIBC, with SIBC as the surviving entity (the “Merger”);

WHEREAS, the Shareholder is a shareholder of SIBC; and

WHEREAS, as a condition and inducement to FNBC’s willingness to enter into the Merger Agreement, the Shareholder has agreed to vote the shares of common stock of SIBC (“SIBC Common Stock”) beneficially owned or controlled by him (“Shares”) in favor of the Merger Agreement and the transactions contemplated by the Merger Agreement, subject to certain limitations.

NOW, THEREFORE, in consideration of the premises and covenants contained in this Voting Agreement and other good and valuable consideration and cause, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.             Capitalized Terms. All capitalized terms used but not otherwise defined in this Voting Agreement will have the meanings accorded them in the Merger Agreement.

2.             Transfer Restrictions. During the period from the date of execution of this Voting Agreement until the receipt of the requisite approval of the Merger Agreement by SIBC’s shareholders, Shareholder will not cause or permit the Transfer (as defined below) of any of the Shares to be effected unless each person to which any of such Shares, or any interest in the Shares, is or may be Transferred will have executed a counterpart of this Voting Agreement and agreed in writing to hold such Shares (or interest in such Shares) subject to the terms and conditions of this Voting Agreement. For purposes of this Voting Agreement, a “Transfer” includes the direct or indirect sale, pledge, donation, encumbrance, assignment or other disposition of any security or any interest in such security, as well as the entering into of any agreement or commitment with respect to the foregoing. Notwithstanding the foregoing, the Shareholder may make Transfers (a) by will or by operation of law, in which case this Voting Agreement shall bind the transferee, (b) in connection with estate and charitable planning purposes, including Transfers to relatives, trusts and charitable organizations, subject to the transferee’s agreement in writing, in form and substance reasonably satisfactory to FNBC, to be bound by the terms of, and perform the obligations of the Shareholder under, this Voting Agreement, and (c) with FNBC’s prior written consent, such consent to be granted or withheld in FNBC’s sole discretion.

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3.             Transfer of Voting Rights. During the term of this Voting Agreement, the Shareholder will not permit the deposit of any Shares in a voting trust, or grant any proxy or enter into any voting agreement or other similar agreement, in contravention of the obligations of the Shareholder under this Voting Agreement. The Shareholder revokes all other proxies and powers of attorney with respect to the Shares that may have been appointed or granted prior to the date of this Voting Agreement that are in contravention of the obligations of the Shareholder under this Voting Agreement.

4.             Agreement to Vote Shares. At every meeting of the shareholders of SIBC called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of SIBC, the Shareholder (solely in his capacity as a shareholder) will, or will cause the holder of record on any applicable record date to, vote the Shares (i) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement and (ii) against approval of any Acquisition Proposal made in opposition to or competition with the Merger Agreement (an “Opposing Proposal”) and any other matter that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, nothing in this Voting Agreement will limit or restrict the Shareholder from voting in his sole discretion on any matter other than the matters described in this Section 4.

5.             Additional Covenants. The Shareholder will not invite or seek any Opposing Proposal, support (or suggest that anyone else should support) any Opposing Proposal that may be made, or ask the Board of Directors of SIBC to consider, support or seek any Opposing Proposal, or otherwise take any action designed to make any Opposing Proposal more likely. The Shareholder will not meet or otherwise communicate with any person that makes or is considering making an Opposing Proposal or any representative of such person after becoming aware that the person has made or is considering making an Opposing Proposal. The Shareholder will promptly advise SIBC of each contact the Shareholder or any of his representatives (to the extent he has knowledge thereof) may receive from any person relating to any Opposing Proposal or otherwise indicating that any person may wish to precipitate or engage in any transaction arising out of any Opposing Proposal and will provide all information FNBC requests that is available to the Shareholder regarding any Opposing Proposal or possible Opposing Proposal. The Shareholder will not make any claim or join in any litigation alleging that the Board of Directors of SIBC is required to consider, endorse or support any Opposing Proposal or to invite or seek any Opposing Proposal. The Shareholder will not take any other action that is reasonably likely to make consummation of the Merger less likely or to impair FNBC’s ability to exercise any of the rights granted by the Merger Agreement. Notwithstanding the foregoing, the Board of Directors of SIBC may comply with the provisions of Section 8.07 of the Merger Agreement that relate to an Acquisition Proposal and the provisions of this Section 5 will not apply to such actions or inactions by any member of the Board of Directors of SIBC in his capacity as such.

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6.             [Reserved]

7.             Representations. The Shareholder represents, warrants and covenants to FNBC as follows:

(a)           The Shareholder is the beneficial or record holder of, or exercises voting power over, the number of Shares set forth on the signature page below his name. As of the date of this Voting Agreement, the Shares constitute Shareholder’s entire interest in the outstanding shares of SIBC Common Stock, and the Shareholder is not the beneficial or record holder of, and does not exercise voting power over, any other outstanding shares of capital stock of SIBC. No person not a signatory to this Voting Agreement has a right to acquire, or direct the vote with respect to, any of the Shares.

(b)           The Shareholder has the legal capacity, power and authority to enter into and perform all of the Shareholder’s obligations under this Voting Agreement. This Voting Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms except as the enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors rights.

(c)           The execution and delivery of this Voting Agreement does not, and the performance of the Shareholder of its agreements and obligations hereunder will not, result in a breach or violation of or default under (with or without notice or lapse of time or both), or require notice to or the consent of any person under, any provision of the organizational documents of the Shareholder (if applicable), or any agreement, commitment, law, rule, regulation, judgment, order or decree to which the Shareholder is a party or by which the Shareholder is bound.

(d)           The Shareholder will not, in his capacity as a shareholder of SIBC, bring, commence, institute, maintain, prosecute or voluntary aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, which (i) challenges the validity or seeks to enjoin the operation of any provision of this Voting Agreement or (ii) alleges that the execution and delivery of this Voting Agreement by the Shareholder, either alone or together with the other voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the adoption and approval of the Merger Agreement by the Board of Directors of SIBC, breaches any fiduciary duty of the Board of Directors of SIBC or any member thereof.

8.             After Acquired Shares. The terms and conditions of this Voting Agreement will cover, and apply to the same extent with respect to, any shares of SIBC Common Stock acquired by the Shareholder, and any shares of SIBC Common Stock over which the Shareholder acquires the right to direct the vote, subsequent to the date of this Voting Agreement.

9.             Directors and Officers. Notwithstanding any provision of this Voting Agreement to the contrary, nothing in this Voting Agreement will limit or restrict the Shareholder from acting in the Shareholder’s capacity as a director or officer of SIBC or in his/her capacity as a trustee or fiduciary of any employee benefit plan or trust, to the extent applicable, it being understood that this Voting Agreement will only apply to the Shareholder solely in his capacity as a shareholder of SIBC.

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10.           Further Assurances. From time to time, at FNBC’s request and without further consideration, the Shareholder will execute and deliver such additional documents reasonably requested by FNBC as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Voting Agreement.

11.           No Ownership Interest. Nothing contained in this Voting Agreement will be deemed to vest in FNBC any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares will remain vested in and belong to the Shareholder, and FNBC will have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of SIBC or exercise any power or authority to direct the Shareholder in the voting of any of the Shares, except as otherwise provided in this Voting Agreement.

12.           Term. This Voting Agreement will terminate and have no further force or effect upon the earlier to occur of the termination of the Merger Agreement in accordance with its terms or the consummation of the Merger; provided, however, that the termination of this Voting Agreement will not relieve a party from any liability for any breach by it occurring prior to termination.

13.           Injunctive Relief. The parties agree that FNBC would suffer immediate and irreparable harm and would not have an adequate remedy at law for monetary damages if the Shareholder violates any of his obligations contained in this Agreement. Accordingly, without the necessity of proving actual damages or posting bond or other security, FNBC will be entitled to seek temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which FNBC may be entitled, at law or in equity. In such a situation, FNBC may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation of any of the provisions set forth in this Voting Agreement, and the pursuit of any particular remedy or remedies will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

14.           Nonassignability; Parties in Interest; Death or Incapacity. Except as expressly provided herein, neither this Voting Agreement, nor any of the rights, interests, or obligations under this Voting Agreement, may be assigned or delegated, in whole or in part, by the Shareholder, and any such assignment or delegation in contravention hereof will be null and void. Subject to the preceding sentence, this Voting Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. All authority conferred herein will survive the death or incapacity of the Shareholder and, in the event of the Shareholder’s death or incapacity, any obligation of the Shareholder under this Voting Agreement will be binding upon the heirs, personal representatives, successors and assigns of the Shareholder.

15.           Governing Law. This Voting Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Louisiana, without regard to principles of conflicts of laws. Further, to the fullest extent permitted by law, the parties waive any right to trial by jury of any claim, demand, action, or cause of action arising under or in any way related to the obligations contained in this Voting Agreement, whether in contract, tort, equity, or otherwise.

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16.           Severability; Reformation. If any provision of this Voting Agreement is held to be illegal, invalid or unenforceable in any respect, that provision will be fully severable, and this Voting Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never been contained herein; the remaining provisions of this Voting Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Voting Agreement; and there will be added automatically as a part of this Voting Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as possible and still be legal, valid and enforceable. Notwithstanding the foregoing, to the extent that any provision of this Voting Agreement is determined to be broader than is otherwise enforceable, the parties agree that a court of competent jurisdiction should seek to reform that provision in a manner so that it may be enforced to the maximum extent permitted under applicable law.

17.           Attorneys’ Fees. In the event that either party institutes litigation to enforce or protect its rights under this Voting Agreement, the prevailing party will be entitled to reasonable attorneys’ fees and other out-of-pocket costs and expenses incurred by it in connection with the enforcement or protection of its rights hereunder.

18.           Notice. All notices, requests, demands, and other communications required or permitted to be given under this Agreement will be in writing and delivered by hand, electronic mail, facsimile transmission, a nationally recognized overnight courier service, or prepaid registered mail (return receipt requested) as follows:

If to FNBC:

First NBC Bank Holding Company
210 Baronne Street
New Orleans, Louisiana 70112
Attention: Ashton J. Ryan, Jr.
Fax: (504) 671-3480
Electronic mail: aryanjr@firstnbcbank.com

If to the Shareholder: the address set forth below his signature,

or to such other address or fax number as a party may specify by notice given in accordance with this Section. Any notice given in accordance with this Voting Agreement will be effective in the case of personal delivery, electronic mail or facsimile transmission, when delivered or received if received before 5:00 p.m. local time on a Business Day, or on the next Business Day if delivered or received on a day that is not a Business Day or after 5:00 p.m. local time on a Business Day; in the case of mail, upon the earlier of actual receipt or three Business Days after deposit with the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and in the case of nationally-recognized overnight courier service, one Business Day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.

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19.           Waiver. The failure of a party to enforce any provision of this Voting Agreement will not constitute a waiver of that particular provision, or of any other provision of this Voting Agreement. No waiver will be deemed a continuing waiver, and no waiver or relinquishment of any right or power hereunder at any one or more times will be deemed a waiver or relinquishment of such right or power at any other time or times.

20.           Entire Agreement; Modification. This Voting Agreement and the other agreements executed in connection with this Voting Agreement constitute the entire agreement of the parties relating to the subject matter hereof and supersede all prior agreements, undertakings, negotiations and discussions, whether oral or written, of the parties. This Agreement may be modified or amended only by an instrument in writing signed by the parties.

21.           Interpretation. The headings and captions of this Voting Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Voting Agreement or any provision hereof. References to a person are also to its successors and permitted assigns. The parties have jointly participated in the negotiations and drafting of this Voting Agreement, which is an integral component of the Merger. The parties intend that this Voting Agreement not be construed more strictly with regard to one party than with regard to the other.

22.           Counterparts. This Voting Agreement may be executed in multiple counterparts, each of which will be considered an original, but all of which together will constitute one and the same agreement. A facsimile or other electronic transmission of a signed counterpart of this Voting Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

[Signature Page Follows]

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[Shareholder Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date above written.

FIRST NBC BANK HOLDING COMPANY

By:
Ashton J. Ryan, Jr.
Chairman and Chief Executive Officer

SHAREHOLDER

Number of Shares:

Address:

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